CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-158546 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 8, 2014 on the financial statements and financial highlights of each of the investment divisions of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company and our report dated March 7, 2014 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries, appearing in the Statement of Additional Information, which is part of such Registration Statement.
We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
April 29, 2014